UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 12, 2021

Taylor Morrison Home Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35873	83-2026677
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4900 N. Scottsdale Road, Suite 2000

Scottsdale, AZ, 85251

(Address of principal executive offices) (Zip Code)

(480) 840-8100

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.00001 per share	TMHC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended and Restated Employment Agreements

On October 12, 2021, Taylor Morrison, Inc. (“TMI”), a Delaware corporation and an indirect, wholly owned subsidiary of Taylor Morrison Home Corporation, a Delaware corporation (the “Company”), entered into amended and restated employment agreements with each of Sheryl D. Palmer, the Company’s President, Chief Executive Officer and Chairman of the Board of Directors and Darrell C. Sherman, the Company’s Executive Vice President, Chief Legal Officer and Secretary (each, an “NEO,” and each such agreement, an “NEO Employment Agreement”), which supersede and replace each NEO’s prior employment agreement. Except for the material amendments described below, the terms of the NEO Employment Agreements are substantially consistent with the terms of each NEO’s prior employment agreement as previously filed with the Securities and Exchange Commission.

Pursuant to the NEO Employment Agreements, each NEO will continue to be employed in his or her current role. The NEO Employment Agreement for Mr. Sherman was updated to reflect his current base salary of $500,000 per year.

The NEO Employment Agreements have been amended to revise the Severance Payments (as defined in the NEO Employment Agreements) to which each NEO would be entitled to upon a termination without “cause” or a resignation for “good reason” (each as defined in the NEO Employment Agreements). In the case of Ms. Palmer, she will now be entitled to Severance Payments equal to a multiple of 2.0 times the sum of her base salary and the higher of her target bonus or average annual bonus paid in or payable in respect of (whichever results in a higher average) the three (3) completed calendar years that preceded the date of termination payable over a 30-month period, changed from a multiple of 2.5 times her base salary payable over a 30-month period as contemplated by her prior employment agreement. In the case of Mr. Sherman, he will now be entitled to Severance Payments equal to a multiple of 1.5 times the sum of his base salary and the higher of his target bonus or average annual bonus paid in or payable in respect of (whichever results in a higher average) the three (3) completed calendar years that preceded the date of termination payable over an 18-month period, changed from a multiple of 1.0 times his base salary payable over a 12-month period as contemplated by his prior employment agreement. However, if such termination occurs at any time (x) following the execution of a definitive agreement with a third party that, if consummated, would result in a “change in control” (as defined in the Company’s 2013 Omnibus Equity Award Plan), but before such transaction is consummated (and subject to such consummation) or (y) within 24 months following a “change in control,” then the Severance Payments to which the NEOs would be entitled are instead a lump sum payment equal to a multiple of 2.5 times in the case of Ms. Palmer (unchanged from her prior employment agreement), and a multiple of 2.0 times in the case of Mr. Sherman (revised from 1.5 times in his prior employment agreement) the sum of the NEO’s base salary and the higher of his or her target bonus or average annual bonus paid in or payable in respect of (whichever results in a higher average) the three (3) completed calendar years that preceded the date of termination.

In addition, each NEO Employment Agreement was amended to provide that upon a termination of employment due to the NEO’s death or “disability” (as defined in the NEO Employment Agreements): with respect to any equity awards granted to the NEO that vest based on the achievement of performance goals (“Performance Awards”), if such termination occurs prior to vesting for any then-outstanding Performance Award, the NEO (or his or her beneficiary) will remain eligible to vest in a pro-rated portion of each such Performance Award based on a fraction, the numerator of which is the number of completed months in the applicable performance period (or term of similar meaning) at the time of such termination and the denominator of which is the number of months in the applicable performance period, multiplied by the number of shares of common stock which are finally determined to be earned and subject to the Performance Award following the completion of the performance period. The portion of each Performance Award eligible to vest shall be based on actual results for the applicable performance period and shall be determined in accordance with the terms of the applicable award agreement(s). Such Performance Awards will vest under the terms of the applicable award agreement as if the NEO had remained in service through the applicable vesting date and performance certification date for each such Performance Award; and with respect to any equity awards, other than Performance Awards, that are then-outstanding will fully vest as of the date of such termination.

The foregoing description of each NEO Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to the full text of each NEO Employment Agreement which will be filed as exhibits to Company’s Annual Report on Form 10-K for the year ending December 31, 2021, and are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 12, 2021

Taylor Morrison Home Corporation

By:	/s/ Darrell C. Sherman
	Name:	Darrell C. Sherman
	Title:	Executive Vice President, Chief Legal Officer and Secretary